UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM 15


    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                      Commission File Number 33-99340


                       ContiSecurities Asset Funding Corp.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

               277 Park Avenue,38th Floor,New York, New York 10172
               ---------------------------------------------------
    (Address,including zip code, and telephone number,including area code, of registrant's principle executive offices)


                        See Schedule - A attached hereto
                        --------------------------------
            (Title of each class of securities covered by this Form)

                                   None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                X - Section 15 (d) of the  Securities  Exchange Act of 1934
                    Rule 12g-4(a)(1)(i)     Rule 12h-3(b)(1)(i)
                    Rule 12g-4(a)(1)(ii)    Rule 12h-3(b)(1)(ii)
                    Rule 12g-4(a)(2)(i)     Rule 12h-3(b)(2)(i)
                    Rule 12g-4(a)(2)(ii)    Rule 12h-3(b)(2)(ii)
                                            Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
                                        See Schedule A attached hereto
                                        ------------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 12, 1997                    By: /s/ Susan E. O'Donovan
------------------------------------------------------------------
                                                Susan E. O'Donovan

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                             Schedule A to Form 15

                                                Number of Holders of Record
Trust Name                                          as of January  3, 1997
----------                                          -------------  -------
IMC Home Equity Loan Trust 1996-2
         Class A-1                                            7
         Class A-2                                            1
         Class A-3                                            3
         Class A-4                                            2
         Class A-5                                            6
         Class A-6                                            1
         Class A-7                                            3
         Class A-8                                            4

ContiMortgage Home Equity Loan Trust 1996-2
         Class A-1                                            2
         Class A-2                                            6
         Class A-3                                            6
         Class A-4                                            12
         Class A-5                                            8
         Class A-6                                            13
         Class A-7                                            10
         Class A-8                                            5
         Class A-9                                            4

ContiMortgage Home Equity Loan Trust 1996-3
         Class A-1                                            13
         Class A-2                                            13
         Class A-3                                            13
         Class A-4                                            3
         Class A-5                                            13
         Class A-6                                            18
         Class A-7                                            17
         Class A-8                                            4

ContiMortgage Home Equity Loan Trust 1996-4
         Class A-1                                            1
         Class A-2                                            9
         Class A-3                                            16
         Class A-4                                            10
         Class A-5                                            17
         Class A-6                                            6
         Class A-7                                            14
         Class A-8                                            2
         Class A-9                                            12
         Class A-10                                           4